Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:            Greg Burns

(847) 402-5600

Allstate Elects Jacques P. Perold to Board

NORTHBROOK, Ill., December 1, 2015 – The Allstate Corporation (NYSE: ALL) announced that Jacques P. Perold, 57, former president of Fidelity Management & Research Company, has been elected to its board of directors, effective December 1, 2015. The Allstate board now stands at 11 directors.

“Jacques is an accomplished leader and executive who further strengthens our board’s diverse capabilities,” said Thomas J. Wilson, chairman and chief executive officer. “His strategic insights and 30 years of operations and investment expertise will be invaluable in creating shareholder value.”

“I look forward to serving with a respected team of directors that support Allstate’s operational excellence, best-in-class corporate governance and strategic approach to growing shareholder value,” Perold said.

Perold was president of Fidelity Management & Research Company, the investment advisor for Fidelity’s family of mutual funds with $1.8 trillion under management, until his retirement from Fidelity in 2014. He was the president of Geode Capital Management, LLC, a sub-advisor to Fidelity, with over $180 billion of assets under management, from 2001 to 2009. He is an advisory board member to New York Life Insurance Company’s MainStay mutual funds, chairman of the board of World Music, Inc., and trustee for Boston University.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada. In the 20 years since Allstate became a fully independent public company, The Allstate Foundation, Allstate, its employees and agency owners have donated more than $405 million to support local communities.

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